Exhibit 3.1

BANKFINANCIAL CORPORATION

ARTICLES OF AMENDMENT

BankFinancial Corporation, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  The charter of the Corporation (the “Charter”) is hereby amended by deleting Article 9 in its entirety and inserting the following in lieu thereof:

Article 9.  Bylaws.

The Board of Directors is vested with the power to adopt, amend, restate or repeal any provision of the Bylaws of the Corporation.  Any adoption, amendment, restatement or repeal of any provision of the Bylaws of the Corporation shall be approved by the Board of Directors or the stockholders of the Corporation as provided in such Bylaws.

SECOND:  The amendment to the Charter as set forth above has been duly advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation as required by law.

THIRD:  The undersigned officer acknowledges these Articles of Amendment to be the corporation act of the Corporation and, as to all matters of facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chairman and Chief Executive Officer and attested to by its Secretary on this 23rd day of July, 2025.

ATTEST:                                                       BANKFINANCIAL CORPORATION

/s/ James J. Brennan                                        By:   /s/ F. Morgan Gasior

Name:  James J. Brennan                                Name:  F. Morgan Gasior

Title:  Secretary                                               Title:  Chairman and Chief Executive Officer